Exhibit 99.1

QSGI INC.
400 Royal Palm Way
Palm Beach, FL.  33480

August 11, 2009

United States Securities and Exchange Commission
Washington, DC.  20549

Ref:	Commission File No.: 001-32620
FEIN: 13-2599131

Gentlemen:

I am writing to request a modification of the reporting requirements of the Securities Exchange Act of 1934 as they apply to QSGI INC. (the "Registrant").  The Registrant is seeking alternative methods to report the 10-Q and the 10-K filings until the Registrant's emergence from its bankruptcy proceedings.

I.  Background

There are two factors that are causing the Registrant to request a modification to the reporting requirements of the Securities Exchange Act of 1934.

The first factor is that on July 2, 2009, the Registrant and its subsidiaries, QSGI-CCSI, Inc. and QualTech Services Group, Inc. filed for Chapter 11 Bankruptcy protection in the Southern District of Florida, West Palm Beach Division.  The case numbers assigned to the company and its subsidiaries are QSGI INC. 09-23658, QSGI-CCSI, INC. 09-23659 and Qualtech Services Group, Inc. 09-23660.

The second factor is that on June 10, 2009, QSGI INC., QSGI-CCSI, INC., and Victory Park Management, LLC. were sued by John R. Riconda, former owner of Contemporary Computer Systems, Inc. ("CCSI").  Victory Park Management, LLC is the lender to all parties named in the suit.  The suit was filed in the Supreme Court of the State of New York alleging breach of contract, unjust enrichment, tortuous interference with contract and fraud arising out of a $10 million corporate acquisition.  The Registrant's wholly owned subsidiary QSGI-CCSI purchased 100% of the capital of CCSI, Inc. from John R. Riconda.  As a result of the suit, Mr. Riconda has taken over control of CCSI and the Registrant and its officers and representatives have been barred from the company's premises until the courts of law come to a resolution.  To date, the courts have not required CCSI, INC. to provide financial information to the Registrant.  The last financial information received from was for the month of May 2009.

The investors of the Registrant have been kept informed of the suit by way of the filing of an 8K with supporting documentation on June 15, 2009.  There have also been press releases and articles in local Florida, where the Company has its headquarters and in Minnesota, where the Company has office and warehouse space.

The investors of the Registrant have also been kept informed of the bankruptcy filing by way of the filing of an 8K.

II. Requests for Modified Exchange Reporting

A.  Information Regarding Disclosure of Financial Condition

1.   The Registrant has made timely filings for the twelve (12) months preceding the bankruptcy filing of its quarterly results on form 10-Q and its annual results on form 10K advising the market of its financial condition.  The Registrant has also reported on form 8K all other significant events of which shareholders should be aware.  These 8K filings made during the last twelve months preceding the bankruptcy filing included filings for financial obligations incurred, Board of Director resignations and the completion of an acquisition.

2.  On July 9, 2009, the Registrant filed an 8K reporting that QSGI INC. and its subsidiaries QSGI-CCSI, Inc. and QualTech Services Group, Inc. filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida.  Prior to filing of the 8K, the Registrant was current with all of its Exchange Act reporting obligations.

3.  The two factors that are listed above are causing the Registrant to request modification to the Exchange Act reporting requirements.  These factors are the reasons for the Registrant not being able to continue Exchange Act reporting.  Management feels that the information that is contained in the reports filed with the Bankruptcy Court pursuant to the Bankruptcy Code is sufficient for the protection of investors while the Registrant is subject to the jurisdiction of the Bankruptcy Court.  To help reduce expenses, the Registrant has reduced its staff and has curtailed a portion of some of its operations.

B. Information Regarding the Market for the Issuer's Securities.

1.  The stock of QSGI prior to the filing of Bankruptcy was traded on the OTC Bulletin Board under the symbol QSGI.OB.  For the second quarter of 2008, the stock traded with a high of $.10 and a low of $.04.

IV. Positions Taken by the Division in Granting Requests

A.  Reports Required While Bankruptcy Proceedings are Pending

1.  The Registrant has not filed its first monthly reporting requirements with the Bankruptcy Court.  The first report will be filed no later than August 18, 2009.   To keep the shareholders and SEC updated, this monthly Bankruptcy Court report will be filed on form 8K within 15 calendar days after the monthly report is due to the Bankruptcy Court.  The Registrant will also file form 8K on any material events relating to the reorganization.

B.  Reports Required Upon Emergence From Bankruptcy

This section is Not Applicable.

Thank you for your help in this matter.  Should there be any additional information that is needed or an explanation of the above, please contact the person below at the New Jersey location.

Sincerely yours,

Edward L. Cummings
Vice President Finance
70 Lake Drive
Hightstown, NJ  08520
609-426-4666 x 1308